Exhibit 10.15

LEASE AGREEMENT

This Lease Agreement ("Lease") is made as of the 28th day of December, 2010, by and between Land Services, L.L.C. with an address of  P.O. Box 1965, Decatur, AL 35602, hereinafter referred to as "Landlord", and Lakeland Industries, with an address of 701 Koehler Avenue, Suite 7, Ronkonkoma, NY 11779, hereinafter referred to as "Tenant", whether one or more.

WITNESSETH:
That, for and in consideration of the mutual covenants and agreements herein contained, Landlord and Tenant do hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND ATTACHMENTS

SECTION 1.1

As used herein, the term:

A.	"Premises" means that property generally described as 1701 4th Avenue SE Decatur, Alabama 35601, see Exhibit “A”.

B.           "Term" means month to month as further defined in Section 3.1
(1)	"Commencement date" means January 1st, 2011.

C.	"Permitted use" means the operation of a warehouse facility. Any variation or deviation from the permitted use expressly set forth above shall be deemed an event in default of this Lease.

D.	"Monthly basic rental" means $2,000.00 per month.

E.           Tenant agrees to pay first months rent at lease signing.

ARTICLE 2
PREMISES

SECTION 2.1 Demise

Landlord hereby leases to Tenant and Tenant hereby rents from Landlord, the premises as set forth in SECTION 1.1 above, which Landlord and Tenant hereby conclusively agree represents Tenant’s area for all purposes of this Lease.

Notwithstanding anything to the contrary contained herein, the premises have been inspected by Tenant who shall be deemed to have accepted the same as existing as the date Landlord delivers the premises to tenant.

ARTICLE 3
TERM

SECTION 3.1 Term

The term of this Lease shall commence on January 1st, 2011, and continue thereafter on a month to month basis with either party having the right to terminate this lease by delivering to the other party a written thirty day notice of termination.

SECTION 3.2 Holding Over

 Tenant hereby agrees that if it fails to surrender the premises at the end of the term, or any renewal thereof, Tenant will be liable to Landlord for any and all damages which landlord shall suffer by reason thereof, and Tenant will indemnify Landlord against all claims and demands made by any succeeding tenants against landlord founded upon delay by Landlord in delivering possession of the premises to such succeeding tenant.

ARTICLE 4
USE

SECTION 4.1  Prompt Occupancy and Use

Tenant shall occupy the premises upon commencement of the Term and thereafter will continuously use the premises for the permitted use and for no other purpose or use whatsoever.

ARTICLE 5
RENTAL

SECTION 5.1 Monthly Basic Rental

Monthly basic rental shall be payable without prior demand, deduction or offset in equal monthly installments in advance on the first day of each full calendar month during the term.

SECTION 5.2 Payment of Rental

Tenant shall pay all rental when due and payable, without any setoff, deduction or prior demand therefore whatsoever.  If Landlord has not received from Tenant any rental within five (5) days after the same is due, landlord shall notify tenant of such default by written notice.  If Landlord has not received from Tenant any rental within ten (10) days after the same is due, Tenant shall become obligated to pay a late payment charge equal to Ten Percent (10%) of  any rental payment not paid.  If Landlord has not received from Tenant any rental within fifteen (15) days after the same is due, Tenant shall become obligated to pay a late payment charge equal to an additional $25.00 per day.

ARTICLE 6
REPAIRS AND ALTERATIONS

 SECTION 6.1 Damage to Premises

Tenant will promptly make all necessary repairs to the premises to keep the premises in a good state of repair.  Said repairs shall include, but are not limited to, plumbing, electrical, windows, HVAC, doors and glass.  If Tenant shall fail to commence such repairs within (5) five days after notice to do so from Landlord, Landlord may make or cause the same to be made and Tenant agrees to pay the Landlord promptly upon Landlord’s demand, as additional rental, the cost thereof with interest thereon at the default rate of 10% until paid, including any administrative or attorneys fees and costs.  Landlord shall be responsible for roof repairs and exterior walls, excluding doors.

SECTION 6.2 Alterations by Tenant

Tenant will not make any alterations, renovations, improvements or other installations in, on or to the premises or any part thereof (including, without limitation, any alterations to present structures on the premises, any cutting or drilling, the securing of any fixtures, apparatus, or equipment of any kind to any part of the premises) unless and until Tenant has obtained Landlord’s written approval thereof.  All such work shall comply with all applicable governmental codes, rules, regulations and ordinances.

ARTICLE 7
UTILITIES

SECTION 7.1 Utilities

Tenant hereby agrees and acknowledges the duty to pay far all utilities used at the premises for any purpose.

ARTICLE 8
INDEMNITY AND INSURANCE

SECTION 8.1 Indemnity by Tenant

To the fullest extent permitted by law, Tenant shall indemnify, hold harmless and defend Landlord from and against any and all claims, actions, damages, liability and expense, including, but not limited to, attorneys and other professional fees, in connection with loss of life, personal injury and/or damage to property arising from or out of the occupancy or use by Tenant of the premises, or any part thereof,  occasioned wholly or in part by any act or omission of Tenant, its officers, agents, contractors, employees or invitees.

SECTION 8.2 Landlord Not Responsible for Acts of Others

Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage which may be occasioned by and through the acts or omissions of any individual unless that individual be an agent or employee of Landlord.

SECTION 8.3 Tenant’s Insurance

At all times after the execution of this Lease, Tenant will carry and maintain, at its expense;

(A)
Public liability insurance, including, but not limited to, insurance against assumed or contractual liability under this Lease, with respect to the premises, to afford protection with limits, for each occurrence of not less than One Million Dollars ($1,000,000.00), with respect to personal injury or death and Five Hundred Thousand ($500,000.00), with respect to property damage;

SECTION 8.4 Tenant’s Contractor’s Insurance

Tenant shall require any contractor performing work on the premises to carry and maintain at no expense to the Landlord, insurance as follows:

(A)
Comprehensive general liability insurance, including, but not limited to, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits for each occurrence of not less than One Million Dollars ($1,000,000.00), with respect to personal injury or death, and Five Hundred Thousand Dollars ($500,000.00) with respect to property damage; and

(B)	Workmen’s compensation or similar insurance in forms and amounts required by law.

SECTION 8.5 Policy Requirements

The company or companies writing any insurance which Tenant is required to carry and maintain or caused to be carried or maintained pursuant to Section 8.3 and 8.4, as well as the form of such insurance shall at all times be subject to Landlord’s approval and any such company or companies shall be liable to do business in the stat in which the premises are located.  Public liability and all-risk property and casualty insurance policies evidencing such insurance shall name Landlord or its designee as additional insured and shall also contain a provision by which the insurer agrees that such policy shall not be cancelled except after (30) thirty days written notice to Landlord or its designee.

ARTICLE 9
ASSIGNMENT

SECTION 9.1 Prohibited

Tenant will not assign this Lease, in whole or in part, nor sublet all or any part of the premises, without first obtaining the written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion.

ARTICLE 10
DEFAULT

SECTION 10.1 Event of Default Defined

Any one or more of the following events shall constitute an "event of default":

(A)           The commencement of a case under any Chapter of the Federal Bankruptcy Code by or against Tenant or the filing of a voluntary or involuntary petition proposing the adjudication of Tenant as bankrupt or insolvent, unless the petition is filed or a case commenced by a party other than Tenant and withdrawn or dismissed within thirty (30) days after the filing.

(B)           The failure of Tenant to pay any rental or any other sum of money within ten (10) days after the same is due hereunder.

(C)           The vacating or abandonment of the premises by Tenant at any time during the term of this Lease.

(D)           Default by Tenant in the performance or observance of any covenant or agreement of this Lease (other than the default involving the payment of money), which default is not cured within ten (10) days after the giving of notice thereof by Landlord, unless such default is of the nature that it cannot be cured within such ten (10) day period, in which case no event of default shall occur so long as Tenant shall commence the curing of the default within such ten (10) day period, and shall thereafter diligently prosecute the curing of same to the satisfaction of Landlord.

SECTION 10.2 Remedies

Upon the occurrence and continuance of an event of default, Landlord without notice to Tenant in any instance may do any one or more of the following:

(A)           With or without judicial process, enter the premises and take possession of any and all goods, inventory, equipment and fixtures and all other personal property of Tenants situated in the premises, without liability for trespass or conversion.  Landlord shall have a landlord’s lien upon all fixtures, equipment, inventory and movables of Tenant upon the premises for any sums due Landlord hereunder.  Landlord may distrain Tenant’s property for any sums due hereunder.

(B)           Elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, and may reenter the premises, without the necessity of legal proceedings, and may remove Tenant and all other persons and property from the premises, and may store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby.

(C)           Exercise any other legal or equitable right or remedy which it may have, including the right to accelerate the rent for the remaining term of this lease.

(D)           Any costs and expenses incurred by Landlord (including, without limitation, attorney’s fees), and enforcing any of its rights or remedies under this Lease shall be deemed to be additional rental and shall be repaid to Landlord by Tenant upon demand.

ARTICLE 11
NOTICES

SECTION 11.1 Sending of Notices

Any notice, requests, demand, approval or consent, given or required to be given under this Lease shall be in writing and shall be deemed to have been given as when deposited in the United States Mail to the respective addresses listed above.

ARTICLE 12
ENVIRONMENTAL PROTECTION

Section 12.1 Tenant Assumes Exclusive Liability and Indemnifies and Holds Landlord Harmless

Tenant will indemnify and hold Landlord, his heirs, and assigns, harmless against all losses, claims, cause or fraction, penalties and liabilities arising out of Tenant’s failure to comply with any and all state or federal regulations regarding the handling of hazardous substances on leased premises and such failure by Tenant shall constitute default and allow Landlord to cancel this lease immediately.

ARTICLE 13
MODIFICATION

SECTION 13.2    Modification

This lease constitutes the entire agreement of the parties with respect to the subject matter hereof, and modification will be invalid unless made in writing and executed by both parties.

IN WITNESS WHEREOF, the Parties hereto have executed this agreement on this 28th day of December, 2010.

TENANT:		LANDLORD:

By:	/s/ Christopher J. Ryan	By:	/s/ Jeff Parker
Lakeland Industries, Inc.		Land Services, L.L.C.
Christopher J. Ryan, CEO		Jeff Parker, Managing Member